Exhibit 99.1

CONTACTS:	James R. Segreto
Chief Financial Officer
SPAR Group, Inc
(914) 332-4100

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

SPAR GROUP REPORTS SHARPLY IMPROVED FINANCIAL RESULTS

FOR 2008 THIRD QUARTER, NINE-MONTHS

-- International and Domestic Operations Continue to Contribute to

Improved Performance --

TARRYTOWN, NY—October 30, 2008—SPAR Group, Inc. (NASDAQ:SGRP) today reported improved financial results for the third quarter and nine months ended September 30, 2008.

Net revenues for the third quarter rose 20.2% to $17.3 million from $14.4 million a year ago. Gross profit for the 2008 third quarter increased 29.7% to $5.0 million from $3.9 million for the same quarter in 2007. SPAR Group achieved operating income of $418,000 for the quarter, compared with an operating loss of $1.4 million in the same period last year. The company reported that its net loss for the 2008 three months ended September 30, 2008, declined to $117,000, or $0.01 per share, which included a non-recurring expense concession of $400,000 from an affiliate. In the corresponding quarter last year, the company reported a net loss of $1.7 million, or $0.09 per share. Selling, general and administrative expenses for the 2008 third quarter decreased 13.7% to $4.4 million from $5.1 million a year ago.

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SPAR Group, Inc.

International revenue for SPAR Group’s 2008 third quarter rose 24.0% to $10.8 million from $8.7 million last year. The division posted a net income of $137,000, compared with a net loss of $111,000 for the 2007 third quarter.

Revenue in the U.S. for the 2008 third quarter increased 14.3% to $6.5 million from $5.6 million a year ago. SPAR Group’s U.S. operations reduced its net loss significantly to $254,000 for the 2008 third quarter from a net loss of $1.6 million last year.

“The company’s third quarter performance reflects a combination of new business opportunities and implementation of stringent cost controls throughout the company,” said Gary Raymond, president and chief executive officer. “We are gratified that positive momentum is being achieved in both our international and domestic operations. Our entire team is working diligently, and successfully, to counter the effects of the challenging economic environment and help manufacturers and retailers achieve their sales objectives with SPAR Group’s innovative, technology-driven products and services.”

For the nine months ended September 30, 2008, revenues advanced 26.8% to $53.6 million from $42.3 million last year. Gross profit for the 2008 nine month period increased 21.1% to $15.2 million from $12.5 million a year ago. SPAR Group reported operating income of $982,000 for the 2008 year-to-date period, compared with an operating loss of $3.2 million for the same period in 2007. The company’s net loss for the first nine months of 2008 decreased to $364,000, equal to $0.02 per share, which included $458,000 in non-recurring litigation costs, a non-recurring expense concession of $500,000 from an affiliate, and $170,000 in tax benefits. The company posted a net loss of $4.0 million, or $0.21 per share, for the comparable 2007 period. Selling, general and administrative expenses for the 2008 year-to-date period decreased 11.0% to $13.5 million from $15.2 million a year ago.

International revenue for the nine months ended September 30, 2008, rose 38.3% to $30.9 million from $22.3 million last year. Net income for the international operations was $394,000 for the first nine months of 2008, compared with a net loss of $619,000 in the same period of 2007.

Revenue in the U.S. for the first nine months increased 14.0% to $22.8 million from $20.0 million in the same period a year ago. The U.S. operation reduced its net loss to $758,000 for the 2008 year-to-date period from a net loss of $3.4 million for the first nine months of 2007.

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SPAR Group, Inc.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, attracting increasing numbers of customers for the company’s products and services and further benefits to be derived from the continued efforts to grow revenues and control costs. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net revenues	$17,271	$14,365	$53,635	$42,284
Cost of revenues	12,237	10,483	38,440	29,738
Gross profit	5,034	3,882	15,195	12,546

Selling, general and administrative expenses	4,377	5,074	13,545	15,218
Depreciation and amortization	239	180	668	571
Operating income (loss)	418	(1,372)	982	(3,243)

Interest expense	92	66	254	247
Other expense	301	111	865	149
Income (loss) before provision for income taxes and minority interest	25	(1,549)	(137)	(3,639)
Provision for income taxes	25	79	4	220
Income (loss) before minority interest	—	(1,628)	(141)	(3,859)
Minority interest	117	119	223	135
Net loss	$(117)	$(1,747)	$(364)	$(3,994)

Basic/diluted net loss per common share:

Net loss – basic/diluted	$(0.01)	$(0.09)	$(0.02)	$(0.21)

Weighted average common shares – basic/diluted	19,138	19,012	19,127	18,973

Note: Certain reclassifications have been made to the prior period financials to conform to the current period presentation.

SPAR Group, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
Assets	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$1,897	$1,246
Accounts receivable, net	13,968	13,748
Prepaid expenses and other current assets	939	975
Total current assets	16,804	15,969

Property and equipment, net	1,950	1,528
Goodwill	798	798
Other assets	1,758	1,648
Total assets	$21,310	$19,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,026	$3,631
Accrued expenses and other current liabilities	5,429	3,981
Accrued expenses due to affiliates	997	2,107
Customer deposits	414	580
Lines of credit	4,731	6,119
Total current liabilities	17,597	16,418

Other long-term liabilities	130	299
Minority interest	1,025	676
Total liabilities	18,752	17,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 3,000,000
Issued and outstanding shares – 554,402 – September 30, 2008	6	—
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued and outstanding shares – 19,139,365 – September 30, 2008 19,089,177 – December 31, 2007	190	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,692	11,982
Accumulated other comprehensive loss	(386)	(43)
Accumulated deficit	(9,943)	(9,579)
Total stockholders’ equity	2,558	2,550
Total liabilities and stockholders’ equity	$21,310	$19,943